Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Anne Marie Fields ( afields@lhai.com )
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss ( bvoss@lhai.com )
(310) 691-7100
www.lhai.com

FOR IMMEDIATE RELEASE

E-Z-EM REPORTS THIRD QUARTER FISCAL 2007 FINANCIAL RESULTS

Adjusts 2007 Net Sales Guidance, Affirms Earnings Guidance

Conference Call Begins at 4:30 p.m. Eastern Time

LAKE SUCCESS, N.Y. (April 10, 2007) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced financial results for the third quarter of fiscal year 2007, ended March 3, 2007. Highlights of the quarter and recent weeks include:

•	Net sales from continuing operations of $33.6 million
•	Earnings from continuing operations of $2.2 million, or $0.20 per diluted share
•	CT imaging product sales up 14.4%
•	Milestone C approval for RSDL™ from U.S. Department of Defense (DoD)
•	Placement of DoD procurement order for RSDL

Net sales from continuing operations were $33.6 million for the quarter ended March 3, 2007, up 4.6% over net sales from continuing operations of $32.1 million for the quarter ended March 4, 2006. Growth in CT imaging products contributed to increased sales in the quarter, but was partially offset by lower sales in contract manufacturing.

Gross profit for the third quarter of 2007 was $14.2 million, an 11.8% increase from $12.7 million for the year-ago quarter. Gross profit as a percentage of sales improved to 42.3% for the current quarter from 39.6% for the third quarter of 2006 due to sales price increases and favorable changes in product mix.

Operating expenses were $11.4 million for the fiscal 2007 third quarter, compared with $10.2 million for the prior-year quarter. The current quarter included increased costs associated with the expansion of the Company’s North American sales force, offset by lower research and development (R&D) costs resulting from the termination of an R&D cost-sharing project. Operating expenses in the prior-year quarter reflect the recognition of a $1.2 million gain from the sale of the Company’s Westbury, N.Y. manufacturing facility. Operating profit was $2.8 million for the third quarter of fiscal year 2007, compared with $2.5 million for the comparable prior-year quarter.

For the quarter ended March 3, 2007, the Company’s effective tax rate of 31% differed from the Federal statutory rate of 34% primarily due to increased tax-exempt income, partially offset by non-deductible expenses. For the quarter ended March 4, 2006, the Company’s effective tax rate of 14% differed from the Federal rate of 34% due primarily to the reversal of a valuation allowance of $0.5 million relating to a previously impaired, non-core equity security.

Earnings from continuing operations for the fiscal 2007 third quarter were $2.2 million, or $0.20 per diluted share, compared with earnings from continuing operations of $2.4 million, or $0.21 per diluted share, for the prior-year quarter, which included $1.2 million or $0.07 per diluted share from the gain on the sale of the manufacturing facility and $0.5 million or $0.04 per diluted share from the tax valuation reversal.

For the nine months (39 weeks) ended March 3, 2007, net sales from continuing operations were $101.2 million, compared with net sales from continuing operations of $100.3 million for the nine months (40 weeks) ended March 4, 2006. The first nine months of fiscal year 2006 benefited from an additional selling week, as well as approximately $1.6 million in backlog sales resulting from the recall in December 2004 by Mallinckrodt of its liquid barium products. Gross profit was $44.1 million for the first nine months of fiscal 2007 versus $43.5 million for the comparable prior-year period, and as a percentage of sales was 43.5% compared with 43.4% for the prior-year period. Operating profit was $7.1 million, compared with $9.0 million reported last year. Earnings from continuing operations for the first nine months of fiscal 2007 were $5.8 million, or $0.52 per diluted share, compared with $6.5 million, or $0.58 per diluted share, for the comparable period last year, which included $1.2 million or $0.07 per diluted share from the gain on the sale of the manufacturing facility and $0.5 million or $0.04 per diluted share from the tax valuation reversal.

E-Z-EM had cash, cash equivalents and short-term debt and equity securities as of March 3, 2007 of $42.7 million, compared with $40.2 million as of June 3, 2006. Working capital was $82.4 million as of March 3, 2007, compared with $77.1 million as of the previous fiscal year-end.

Commenting on the results, Anthony A. Lombardo, president and CEO of E-Z-EM, said, “Results for the third quarter showed growth in key product areas, though not at levels we anticipated earlier in the year. Accordingly, we are reducing our fiscal year 2007 net sales guidance to approximately $141 million; our original earnings guidance of at least $7.4 million or $0.66 per diluted share remains unchanged. The reduced net sales guidance is primarily attributable to lower-than-expected sales in CT imaging and RSDL products, and regulatory delays associated with E-Z CHEM™ and EmpowerMR™.

“Net sales for the current quarter were up 4.6% over last year’s period, led by our CT imaging products, which collectively grew 14.4% over the prior-year quarter. Within CT imaging products, sales growth was led by our oral CT contrast products, which were up 12.2% over the prior-year period. Empower injector systems grew 17.3% overall, and 37.2% internationally. CT syringe sales were up 21.9%, a reflection of our strong installed-base and overall growth in CT imaging procedures. Virtual colonoscopy products, though still not a major contributor in dollar terms, grew 38.3% over the prior-year quarter.

“We believe that CT imaging growth in the quarter may have been hindered by the Deficit Reduction Act of 2005 (DRA), which took effect on January 1, 2007. Within radiology, the DRA effectively reduces the Medicare and Medicaid reimbursement rates for MR, CT and PET/CT procedures performed at outpatient imaging centers. The impact of DRA is now just being felt in the market and remains to be quantified. Some of our customers have delayed plans to purchase imaging equipment, at least in the near term, in order to assess the impact of DRA on their businesses. We believe that this may have reduced third quarter sales of our CT injector systems. We will, of course, be monitoring developments in this area closely.

“Following the close of our third quarter, the DoD issued its Milestone C approval decision for RSDL, and subsequently placed its first procurement order for the product. We expect to ship a portion of this order by the end of our current fiscal year, and believe this order is the first of what will be an ongoing procurement program designed to establish RSDL as the preferred personal skin decontaminant for U.S. war-fighters. Additional purchases from DoD are subject to the Federal budgeting and approval process. This is obviously a major development for our RSDL business and for our Company.”

Fiscal Year 2007 Financial Guidance

The Company is revising its net sales guidance for fiscal 2007 and now expects net sales for the year to be approximately $141 million, compared with previous net sales guidance of at least $147 million. The Company affirms its net earnings guidance of at least $7.4 million, or $0.66 per diluted share.

Conference Call

E-Z-EM management will host an investment conference call to discuss fiscal 2007 third quarter results today beginning at 4:30 p.m. Eastern time. To participate, please dial (877) 815-7177 from the U.S. or (706) 679-0753 from outside the U.S. In addition, a telephone replay of the call will be accessible for a limited time following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 4739224. Participants can access the call over the Internet by visiting www.ezem.com , and the call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive global manufacturer and marketer of RSDL for military services and first-responder organizations. RSDL is a liquid skin decontaminant that breaks down chemical agents such as Sarin or VX in seconds, leaving a non-toxic liquid that can be washed away with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to develop its products; continued growth in CT product sales; continued growth in VC product sales; Federal approval for reimbursement for virtual colonoscopy screening exams; market acceptance and sales of RSDL, placement of further DoD orders for RSDL, the timing and impact of the DoD order for RSDL on the Company’s fourth fiscal quarter of 2007; continued market acceptance and sales of VoLumen®; the effects of the 2007 Medicare and Medicaid reimbursement rates and the implementation of the Deficit Reduction Act of 2005; future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, price increases of raw materials and components, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended December 2, 2006 and its Annual Report on Form 10-K for the fiscal year ended June 3, 2006. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	March 3, 2007	June 3, 2006*

Assets

Current assets
Cash, cash equivalents and debt and equity securities	$42,725	$40,195
Accounts receivable, net	23,436	20,680
Inventories, net	27,108	27,028
Other current assets	5,695	7,052
Current assets of discontinued operation		426

Total current assets	98,964	95,381

Property, plant and equipment, net	14,536	12,445
Other non-current assets	14,006	15,361
Non-current assets of discontinued operation		605

Total assets	$127,506	$123,792

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$6,933	$5,702
Accrued liabilities	9,027	12,123
Other current liabilities	603	78
Current liabilities of discontinued operation		417

Total current liabilities	16,563	18,320

Non-current liabilities	3,669	3,630
Stockholders’ equity	107,274	101,842

Total liabilities and stockholders’ equity	$127,506	$123,792

* Reclassified to reflect the discontinued operation associated with the closing of the Company’s Japanese subsidiary.

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

	Thirteen weeks ended		Thirty-nine weeks ended	Forty weeks ended
	March 3, 2007	March 4, 2006*	March 3, 2007	March 4, 2006*

Net sales	$33,558	$32,096	$101,169	$100,276
Cost of goods sold	19,372	19,390	57,103	56,767

Gross profit	14,186	12,706	44,066	43,509

Operating expenses
Selling, general and administrative	10,548	9,919	33,126	31,333
Plant closing and operational restructuring
costs (credits)		(39)		96
Gain on sale of real property		(1,205)		(1,205)
Research and development	888	1,562	3,823	4,314

Total operating expenses	11,436	10,237	36,949	34,538

Operating profit	2,750	2,469	7,117	8,971

Other income (expense), net	418	285	1,486	44

Earnings from continuing operations
before income taxes	3,168	2,754	8,603	9,015

Income tax provision	985	389	2,819	2,553

Earnings from continuing operations	2,183	2,365	5,784	6,462

Earnings (loss) from discontinued operation,
net of income tax provision (benefit)	216	1,977	(19)	1,958

Net earnings	$2,399	$4,342	$5,765	$8,420

Basic earnings (loss) per common share
From continuing operations	$0.20	$0.22	$0.53	$0.60
From discontinued operation, net of
income tax provision (benefit)	0.02	0.18		0.18

From total operations	$0.22	$0.40	$0.53	$0.78

Diluted earnings (loss) per common share
From continuing operations	$0.20	$0.21	$0.52	$0.58
From discontinued operation, net of
income tax provision (benefit)	0.02	0.18		0.18

From total operations	$0.22	$0.39	$0.52	$0.76

Weighted average common shares
Basic	10,964	10,855	10,908	10,846
Diluted	11,184	11,190	11,110	11,100

* Reclassified to reflect the discontinued operation associated with the closing of the Company’s Japanese subsidiary.

# # #